FIRST AMENDMENT
TO THE AMENDED AND RESTATED CUSTODY AGREEMENT
THIS FIRST AMENDMENT dated April 26, 2022, to the Amended and Restated Custody Agreement (the "Agreement") dated as of October 22, 20220, as amended, is entered into by and between INTREPID CAPITAL MANAGEMENT FUNDS TRUST (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK
GLOBAL FUND SERVICES, a Wisconsin limited liability company ("USBGFS").
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to update Exhibit A; and
WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree as follows:
1.Effective immediately, the Intrepid Disciplined Value Fund shall be removed from Exhibit A.
2.    Effective June 6, 2022, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year ~~last~~ written ~~below~~ above.

INTREPID CAPITAL MANAGEMENT

By: /s/ Donald C. White

Name: Donald C. White

Title: Secretary/Treasurer

Date: 4/26/2022

U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By:     /s/ Gregory Farley

Name: Gregory Farley

Title: Sr. Vice President

Date: 02/02/2023

Name of Series

Exhibit A to the Amended and Restated Custody Agreement
Separate Series of Intrepid Capital Management Funds Trust

Intrepid Capital Fund Intrepid Small Cap Fund Intrepid Income Fund